Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019 JMP Group LLC (“JMP Group LLC,” “we,” “us” or the “Company”) had the following classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common shares representing limited liability company interests, $.001 par value per share (“Common Stock”), (ii) 6.875% Senior Notes due 2029 (“6.875% Notes”), (iii) 7.25% Senior Notes due 2027 (“7.25% Notes”), and (iv) Guarantees of 7.25% Senior Notes due 2027 (“Guarantees of Notes”). The Company’s Common Stock is listed on the New York Stock Exchange and each of the 6.875% Notes, 7.25% Notes and Guarantees of Notes are each listed on the Nasdaq Global Market.

Description of Common Shares

The following summary of the material features of our Common Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Limited Liability Company Agreement of JMP Group LLC, dated as of January 1, 2015, or the LLC Agreement, and other applicable law.

Pursuant to our LLC Agreement, we are currently authorized to issue 100,000,000 common shares and 10,000,000 preferred shares, in one or more series. The authorized common shares and preferred shares will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange. If the approval of our shareholders is not required, our board of directors may determine not to seek shareholder approval.

General

Dividends

Subject to provisions of the Delaware Limited Liability Company Act, or the LLC Act, and to any future rights which may be granted to the holders of any series of our preferred shares, dividends are paid on our common shares when and as declared by our board of directors out of funds legally available for dividend payments.

Voting rights

Each holder of our common shares is entitled to one vote per share on all matters submitted to a vote of our common shareholders. Holders of our common shares are not entitled to cumulative voting rights.

Liquidation

If we are liquidated, holders of our common shares are entitled to receive all remaining assets available for distribution to shareholders after satisfaction of our liabilities and the preferential rights of any of our preferred shares that may be outstanding at that time.

Preemptive rights

The holders of our common shares do not have any preemptive, conversion or redemption rights by virtue of their ownership of the common shares.

Preferred Shares

Our preferred shares may be issued in one or more series, and our board of directors is authorized to determine the designation and to fix the number of shares of each series. Our board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to, or imposed upon, any wholly unissued series of our preferred shares. As of the date of this annual report on Form 10-K, no preferred shares are issued or outstanding.

Listing

Our Common Shares are listed on the New York Stock Exchange and trade under the symbol “JMP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common shares is American Stock Transfer & Trust Company, N.A.

Certain Anti-Takeover Matters

Our LLC Agreement includes a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements

Our LLC Agreement establishes advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of such shareholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days, or more than 120 days, prior to the first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting. The notice must contain certain information specified in the LLC Agreement.

No Written Consent of Shareholders

Our LLC Agreement requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and does not permit our shareholders to act by written consent without a meeting.

Preferred Shares

Our LLC Agreement provides for 10,000,000 authorized preferred shares. The existence of authorized but unissued preferred shares may enable the board of directors to render more difficult or may discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary duties, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause preferred shares to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the LLC Agreement grants our board of directors’ broad power to establish the rights and preferences of authorized and unissued preferred shares. The issuance of preferred shares could decrease the amount of earnings and assets available for distribution to holders of common shares. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change of control of us.

Limitation of Liability and Indemnification Matters

Our LLC Agreement provides that our directors will not be liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except in certain cases where liability is mandated by the LLC Act. Our LLC Agreement also provides for indemnification, to the fullest extent permitted by law, by us of any person made, or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our LLC Agreement also provides that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents to the extent and effect determined by the board of directors to be appropriate and authorized by the LLC Act. Our LLC Agreement also permits us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Description of 6.875% Notes

The following summary of the terms of the 6.875% Notes and the associated indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the 6.875% Notes and the indenture, including the definitions of certain terms used in the indenture, which are filed as Exhibits to this annual report on Form 10-K. We urge you to read the indenture and the form of the note contained therein in their entirety, because those documents, and not this description, define your legal rights as a holder of the notes. The summary below is also qualified by provisions of applicable law.

General

The 6.875% Notes were issued in September 2019 pursuant to an underwritten public offering in an initial aggregate principal amount of $36,000,000. We may, without the consent of holders of the 6.875% Notes, increase the aggregate principal amount of the 6.875% Notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the 6.875% Notes, provided that such additional notes are fungible with the 6.875% Notes for U.S. federal income tax purposes. The 6.875% Notes and any additional notes would rank equally and ratably and would be treated as a single series of notes for all purposes under the indenture.

Listing

The 6.875% Notes were initially listed on the NYSE and trade under the symbol “JMPD.”In January 2020, the listing of the 7.25% Senior Notes was transferred to the Nasdaq Global Market and the ticker symbol was changed to “JMPNZ.”

Optional Redemption

We may, at our option, at any time and from time to time, on or after September 30, 2021, redeem the 6.875% Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the 6.875% Notes. The 6.875% Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 6.875% Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the 6.875% Notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the 6.875% Notes to be redeemed on such date. If we are redeeming less than all of the 6.875% Notes, the trustee under the indenture must select the 6.875% Notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

 Interest

Interest on the 6.875% Notes will accrue at the rate of 6.875% per year from and including September 26, 2019, or the most recent interest payment date to which interest has been paid, and will be payable quarterly in arrears on each March 30, June 30, September 30 and December 30 of each year, commencing on December 30, 2019. We will pay interest to those persons who were holders of record of such notes on the 15th day of the month corresponding to an interest payment date: March 15, June 15, September 15 and December 15, the record date preceding each interest payment date. Interest on the 6.875% Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will not provide a sinking fund for the 6.875% Notes.

If any interest payment date or the stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

Ranking

The 6.875% Notes will be our general unsecured senior obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the 6.875% Notes. The 6.875% Notes will rank equally with all our other unsecured senior indebtedness. The 6.875% Notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The 6.875% Notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the 6.875% Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the 6.875% Notes or to make any funds available for payment on the 6.875% Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of our subsidiaries and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Maturity

The 6.875% Notes will mature on September 30, 2029.

Certain Covenants

Payment of Principal, Interest or Additional Amounts. The Company will duly and punctually pay the principal of and interest on and any additional amounts payable with respect to, the 6.875% Notes in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for the 6.875% Notes for notice and demand purposes and for the purposes of presenting or surrendering notes for payment, registration of transfer, or exchange.

Reports. So long as any notes are outstanding under the indenture, the Company will file with the trustee, within 30 days after the Company has filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the 6.875% Notes and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Events of Default, Notice and Waiver

The following are events of default under the indenture:

●	failure by us to pay the principal on any note when due, whether at maturity, upon redemption or otherwise;

●	failure by us to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

●	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

●

failure by us to comply with any other term, covenant or agreement contained in the 6.875% Notes or the indenture, if such failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the 6.875% Notes then outstanding, in accordance with the indenture;

●

a default by us or any of our significant subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or any of our significant subsidiaries’ indebtedness for money borrowed in such aggregate principal amount then outstanding of $10.0 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable;

●

failure by us or any of our significant subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us or any of our significant subsidiaries exceeds $10.0 million, which are not stayed on appeal; and

●

certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the 6.875% Notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Notwithstanding the paragraph above, for the first 360 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the heading “—Certain Covenants—Reports” above, the sole remedy for any such event of default shall be the accrual of additional interest on the 6.875% Notes at a rate per annum equal to (i) 0.25% of the outstanding principal amount of the 6.875% Notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the 6.875% Notes for the next 180 days after the first 180 days following the occurrence of such event of default, in each case, payable quarterly at the same time and in the same manner as regular interest on the 6.875% Notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 360th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the trustee or the holders of not less than 25% in aggregate principal amount of the 6.875% Notes then outstanding may declare the principal amount of the 6.875% Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

After any acceleration of the 6.875% Notes, the holders of a majority in aggregate principal amount of the 6.875% Notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

●	the rescission would not conflict with any order or decree;

●	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

●	certain amounts due to the trustee are paid.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

●	in the payment of principal of, or interest on, any note; or

●	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the 6.875% Notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, except as described in the following sentence, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. The trustee need not mail the notice if the default or event of default:

●	has been cured or waived; or

●

is not in the payment or delivery of any amounts due (including principal or interest) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Limitation on Suits

The indenture limits the right of holders of the 6.875% Notes to institute legal proceedings. No holder will have the right to bring a claim under the indenture unless:

●	the holder has previously given written notice to the trustee that an event of default with respect to the 6.875% Notes is continuing;

●

the holders of not less than 25% of the aggregate outstanding principal amount of the 6.875% Notes shall have made a written request to the trustee to pursue the claim and furnished the trustee, if requested, security or an indemnity satisfactory to the trustee against any loss, liability or expense;

●	the trustee does not comply within 60 days of receipt of the request and the offer of security or indemnity; and

●	during such 60-day period, no direction inconsistent with a request has been given to the trustee by the holders of a majority of the aggregate principal amount of the 6.875% Notes.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to the 6.875% Notes, that the Company may satisfy and discharge its obligations under the 6.875% Notes and the indenture if:

(a) all notes previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the 6.875% Notes have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the trustee, as trust funds solely for the benefit of the holders of such notes, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the 6.875% Notes to maturity or redemption, as the case may be, and pays all other sums payable by it under the indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the 6.875% Notes in certain circumstances and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to the 6.875% Notes pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the 6.875% Notes, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the 6.875% Notes (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of the 6.875% Notes, and such omission shall be deemed not to be an event of default under the third or fourth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” and (2) the occurrence of any event described in the fifth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” shall not be deemed to be an event of default, in each case with respect to the outstanding notes ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) the Company has irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the 6.875% Notes, for payment of the principal of and interest of the 6.875% Notes, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding notes of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c) no event of default or event which with notice or lapse of time would become an event of default with respect to the 6.875% Notes shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the 6.875% Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with;

(f) if the 6.875% Notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g) any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of the 6.875% Notes.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of the 6.875% Notes will survive with respect to the 6.875% Notes until otherwise terminated or discharged under the terms of the indenture or no notes are outstanding:

(a) the rights of holders of outstanding notes to receive payments in respect of the principal of, interest on or additional amounts, if any, payable in respect of, such notes when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d) the defeasance or covenant defeasance provisions of the indenture.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes, with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such supplemental indenture may, without the consent of the holder of each note affected thereby, among other things:

(a) change the stated maturity of the principal of, or any interest or additional amounts on, such notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or change in the ranking provisions of the indenture in any way that adversely affects the rights of any holders of the 6.875% Notes, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of or any interest or additional amounts with respect to any note is payable, or impair or affect the right of any holder of notes to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to the 6.875% Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

(b) reduce the percentage of outstanding notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; or

(c) modify any of the provisions of the sections of the indenture relating to supplemental indentures with the consent of the holders, waivers of defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of the securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

The indenture provides that the Company and the trustee may, without the consent of the holders of notes, enter into additional supplemental indentures for one of the following purposes:

●	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the indenture and in the 6.875% Notes;

●	to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

●	to establish the form and terms of the 6.875% Notes as permitted by the indenture;

●	to evidence and provide for a successor trustee under the indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

●

to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided that no such action pursuant to this clause shall adversely affect the interests of the holders of notes in any material respect;

●	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the 6.875% Notes under the indenture;

●	to add any additional events of default with respect to the 6.875% Notes;

●

to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of the 6.875% Notes, provided that such action does not adversely affect the interests of any holder of an outstanding note in any material respect;

●	to make provisions with respect to the conversion or exchange rights of holders of notes;

●	to pledge to the trustee as security for the 6.875% Notes any property or assets;

●	to add guarantees in respect of the 6.875% Notes;

●	to provide for certificated notes in addition to or in place of global notes;

●	to qualify the indenture under the Trust Indenture Act of 1939, as amended;

●

to conform the text of the indenture or the 6.875% Notes to any provision of this “Description of Notes”, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such notes; or

●	to make any other change that does not adversely affect the rights of holders of notes in any material respect.

Trustee

The trustee for the 6.875% Notes is U.S. Bank National Association. We have appointed the trustee as the paying agent and registrar with regard to the 6.875% Notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the 6.875% Notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the 6.875% Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have provided the trustee with such indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand, subject to certain conditions.

Denominations, Interest, Registration and Transfer

The 6.875% Notes are issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any note.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “—Certificated Securities,” holders of notes were not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We applied to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the 6.875% Notes represented by such global note for all purposes under the indenture and the 6.875% Notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants. The DTC rules applicable to its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the 6.875% Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the 6.875% Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we and the underwriters take no responsibility for the accuracy or completeness thereof.

None of the Company, the trustee or the underwriters will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

●

DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

●	we, at our option, notify the trustee that we have elected to cause the issuance of notes in definitive form under the indenture; or

●	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the 6.875% Notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the 6.875% Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the 6.875% Notes will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Description of 7.25% Notes and Guarantee

The following summary of the terms of the 7.25% Notes and the associated indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the 7.25% Notes and the indenture, including the definitions of certain terms used in the indenture, which are filed as Exhibits to this annual report on Form 10-K. We urge you to read the indenture and the form of the note contained therein in their entirety, because those documents, and not this description, define your legal rights as a holder of the 7.25% Notes. The summary below is also qualified by provisions of applicable law.

General

In November 2017, JMP Group Inc. completed an underwritten public offering of $50.0 million aggregate principal amount of 7.25% Senior Notes. We may, without the consent of holders of the notes, increase the aggregate principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. The 7.25% Notes and any additional notes would rank equally and ratably and would be treated as a single series of notes for all purposes under the indenture.

Listing

The 7.25% Senior Notes were initially listed on the NYSE and trade under the symbol “JMPD.” In January 2020, the listing of the 7.25% Senior Notes was transferred to the Nasdaq Global Market and the ticker symbol was changed to “JMPNL.”

Indenture

The 7.25% Senior Notes were issued pursuant to an existing indenture with U.S. Bank National Association, as trustee (the “Senior Indenture”). The existing indenture also covered 8.00% Senior Notes due 2023 (8.00% Notes”) that were issued in January 2023 by JMP Group, Inc.  The indenture contains customary events of default and cure provisions. If an uncured default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the 8.00% Notes or the 7.25% Senior Notes, as the case may be, may declare the respective notes immediately due and payable. The 7.25% Senior Notes do not contain any minimum liquidity covenant. In September 2019 JMP Group Inc. redeemed all of remaining issued and outstanding 8.00% Notes. In connection with such redemption JMP Group LLC deposited an amount with the trustee under the Indenture sufficient to pay and discharge all obligations with respect to the 8.00% Notes and the Indenture with respect to the 8.00% Notes was satisfied and discharged in accordance with its terms, and JMP Group Inc. and the guarantors party to the Indenture were released from their obligations under the Indenture with respect to the 8.00% Notes.

The indenture does not contain any provisions that would necessarily protect holders of notes if we become involved in a highly leveraged transaction, reorganization, merger or other similar transaction that adversely affects us or them.

Optional Redemption

We may, at our option, at any time and from time to time, on or after November 28, 2020, redeem the 7.25% Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the 7.25% Notes. The 7.25% Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 7.25% Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the 7.25% Notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the 7.25% Notes to be redeemed on such date. If we are redeeming less than all of the 7.25% Notes, the trustee under the indenture must select the 7.25% Notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Interest

Interest on the 7.25% Notes will accrue at the rate of 7.25% per year from and including November 28, 2017, or the most recent interest payment date to which interest has been paid, and will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2018. We will pay interest to those persons who were holders of record of such notes on the first day of the month corresponding to an interest payment date: February 1, May 1, August 1 and November 1, the record date preceding each interest payment date. Interest on the 7.25% Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will not provide a sinking fund for the 7.25% Notes.

If any interest payment date or the stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

Ranking

The 7.25% Notes will be our general unsecured senior obligations that rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the 7.25% Notes. The 7.25% Notes will rank equally with all our other unsecured senior indebtedness. The 7.25% Notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The 7.25% Notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the 7.25% Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the 7.25% Notes or to make any funds available for payment on the 7.25% Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of our subsidiaries and are subject to various business considerations. As a result, we may be unable to gain significant, if any, access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. As of September 30, 2017, we had $101.3 million aggregate principal amount of consolidated outstanding indebtedness, consisting of $46.0 million of our 8.00% Senior Notes, $48.3 million of our 7.25% Senior Notes and $7.0 million of borrowings under the CLO V warehouse facility. Our consolidated outstanding indebtedness does not include asset-backed securities of CLO III and CLO IV, which are consolidated in our financial statements, together with the loans collateralizing such securities of CLO III and CLO IV, for financial reporting purposes, even though CLO III and CLO IV are bankruptcy remote entities with no recourse to us.

Guarantees

JMP Group LLC, the ultimate parent of JMP Group Inc., and JMP Investment Holdings LLC, the direct parent of JMP Group Inc., will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder of the 7.25% Notes and the trustee under the indenture, the full and prompt performance of the Company’s obligations under the 7.25% Notes, including the payment of principal of, premium, if any, and interest on the 7.25% Notes. Each guarantee will be a general senior unsecured obligation of that guarantor, rank equal in right of payment to all existing and future senior indebtedness of that guarantor, effectively subordinate in right of payment to all existing and future secured indebtedness of that guarantor to the extent of the value of the assets securing such indebtedness and senior in right of payment to any future subordinated indebtedness of that guarantor. As of September 30, 2017, the guarantors had $101.3 million aggregate principal amount of consolidated outstanding indebtedness, consisting of their guarantees with respect to the Senior Notes of JMP Group Inc. and borrowings under the CLO V warehouse facility described above. The guarantors have no other indebtedness, excluding intercompany indebtedness. The obligations of each guarantor will be released upon repayment in full of all the guaranteed obligations or the exercise by the Company of its defeasance or covenant defeasance or satisfaction and discharge options described below.

Maturity

The 7.25% Notes will mature on November 15, 2027.

Certain Covenants

Payment of Principal, Interest or Additional Amounts. The Company will duly and punctually pay the principal of and interest on and any additional amounts payable with respect to, the 7.25% Notes in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for the 7.25% Notes for notice and demand purposes and for the purposes of presenting or surrendering notes for payment, registration of transfer, or exchange.

Reports. So long as any notes are outstanding under the indenture, the Company will file with the trustee, within 30 days after the Company has filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

So long as JMP Group LLC remains a guarantor of the 7.25% Notes, the Company remains a wholly owned, directly or indirectly, subsidiary of JMP Group LLC and JMP Group LLC provides the condensed consolidating financial information required by, and otherwise complies with the disclosure requirements required under, SEC Regulation S-X Rule 3-10 (or any successor provision), the information, documents and other reports required to be filed and furnished to the trustee pursuant to this covenant may, at the option of the Company, be filed by and be those of JMP Group LLC rather than the Company.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the 7.25% Notes and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Events of Default, Notice and Waiver

The following are events of default under the indenture:

●	failure by us to pay the principal of on any note when due, whether at maturity, upon redemption or otherwise;

●	failure by us to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

●	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

●

failure by us or any guarantor to comply with any other term, covenant or agreement applicable to us or it contained in the 7.25% Notes or the indenture, if failure is not cured within 60 days after notice to us or such guarantor, as applicable, by the trustee or to the trustee and us or such guarantor, as applicable, by holders of at least 25% in aggregate principal amount of the 7.25% Notes then outstanding, in accordance with the indenture;

●

a default by us, any guarantor or any of our or its respective significant subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our, any guarantor’s or any of our or its significant subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable;

●

failure by us, any guarantor or any of our or its respective significant subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for us, such guarantor or any of our or its significant subsidiaries exceeds $10.0 million, which are not stayed on appeal;

●

certain events of bankruptcy, insolvency or reorganization with respect to us, any guarantor or any of our or its subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our or its subsidiaries that in the aggregate would constitute a “significant subsidiary”; and

●

any guarantor denies or disaffirms in writing its obligations under the indenture or, except as permitted by the indenture, said obligations are determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an event of default, other than an event of default referred to in the second to last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the 7.25% Notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Notwithstanding the paragraph above, for the first 360 days immediately following an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee set forth under the heading “—Certain Covenants—Reports” above, the sole remedy for any such event of default shall be the accrual of additional interest on the 7.25% Notes at a rate per annum equal to (i) 0.25% of the outstanding principal amount of the 7.25% Notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the 7.25% Notes for the next 180 days after the first 180 days following the occurrence of such event of default, in each case, payable quarterly at the same time and in the same manner as regular interest on the 7.25% Notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 360th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the trustee or the holders of not less than 25% in aggregate principal amount of the 7.25% Notes then outstanding may declare the principal amount of the 7.25% Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

After any acceleration of the 7.25% Notes, the holders of a majority in aggregate principal amount of the 7.25% Notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

●	the rescission would not conflict with any order or decree;

●	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

●	certain amounts due to the trustee are paid.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

●	in the payment of principal of, or interest on, any note; or

●	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the 7.25% Notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, except as described in the following sentence, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. The trustee need not mail the notice if the default or event of default:

●	has been cured or waived; or

●

is not in the payment or delivery of any amounts due (including principal or interest) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Limitation on Suits

The indenture limits the right of holders of the 7.25% Notes to institute legal proceedings. No holder will have the right to bring a claim under the indenture unless:

●	the holder has previously given written notice to the trustee that an event of default with respect to the 7.25% Notes is continuing;

●

the holders of not less than 25% of the aggregate outstanding principal amount of the 7.25% Notes shall have made a written request to the trustee to pursue the claim and furnished the trustee, if requested, security or an indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

●	the trustee does not comply within 60 days of receipt of the request and the offer of security or indemnity; and

●	during such 60-day period, no direction inconsistent with a request has been given to the trustee by the holders of a majority of the aggregate principal amount of the 7.25% Notes.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to the 7.25% Notes, that the Company may satisfy and discharge its obligations under the 7.25% Notes and the indenture if:

(a) all notes previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the 7.25% Notes have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the trustee, as trust funds solely for the benefit of the holders of such notes, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the 7.25% Notes to maturity or redemption, as the case may be, and pays all other sums payable by it under the indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the 7.25% Notes in certain circumstances and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to the 7.25% Notes pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the 7.25% Notes, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the 7.25% Notes (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of the 7.25% Notes, and such omission shall be deemed not to be an event of default under the third or fourth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” and (2) the occurrence of any event described in the fifth bullet point of the first paragraph of “—Events of Default, Notice and Waiver” shall not be deemed to be an event of default, in each case with respect to the outstanding notes ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) the Company has irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the 7.25% Notes, for payment of the principal of and interest of the 7.25% Notes, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding notes of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c) no event of default or event which with notice or lapse of time would become an event of default with respect to the 7.25% Notes shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the 7.25% Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with;

(f) if the 7.25% Notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g) any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of the 7.25% Notes.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of the 7.25% Notes will survive with respect to the 7.25% Notes until otherwise terminated or discharged under the terms of the indenture or no notes are outstanding:

(a) the rights of holders of outstanding notes to receive payments in respect of the principal of, interest on or additional amounts, if any, payable in respect of, such notes when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d) the defeasance or covenant defeasance provisions of the indenture.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes, with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such supplemental indenture may, without the consent of the holder of each note affected thereby, among other things:

(a) change the stated maturity of the principal of, or any interest or additional amounts on, such notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or change in the ranking provisions of the indenture in any way that adversely affects the rights of any holders of the 7.25% Notes, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of or any interest or additional amounts with respect to any note is payable, or impair or affect the right of any holder of notes to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to the 7.25% Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

(b) reduce the percentage of outstanding notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; or

(c) modify any of the provisions of the sections of the indenture relating to supplemental indentures with the consent of the holders, waivers of defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of the securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

The indenture provides that the Company and the trustee may, without the consent of the holders of notes, enter into additional supplemental indentures for one of the following purposes:

●	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the indenture and in the 7.25% Notes;

●	to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

●	to establish the form and terms of the 7.25% Notes as permitted by the indenture;

●	to evidence and provide for a successor trustee under the indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

●

to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided that no such action pursuant to this clause shall adversely affect the interests of the holders of notes in any material respect;

●	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the 7.25% Notes under the indenture;

●	to add any additional events of default with respect to the 7.25% Notes;

●

to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of the 7.25% Notes, provided that such action does not adversely affect the interests of any holder of an outstanding note in any material respect;

●	to make provisions with respect to the conversion or exchange rights of holders of notes;

●	to pledge to the trustee as security for the 7.25% Notes any property or assets;

●	to add guarantees in respect of the 7.25% Notes;

●	to provide for certificated notes in addition to or in place of global notes;

●	to qualify the indenture under the Trust Indenture Act of 1939, as amended;

●

to conform the text of the indenture or the 7.25% Notes to any provision of this “Description of Notes”, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such notes; or

●	to make any other change that does not adversely affect the rights of holders of notes in any material respect.

Trustee

The trustee for the 7.25% Notes is U.S. Bank National Association. We have appointed the trustee as the paying agent and registrar with regard to the 7.25% Notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the 7.25% Notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the 7.25% Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have provided the trustee with such indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand, subject to certain conditions.

Denominations, Interest, Registration and Transfer

The 7.25% Notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any note.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “—Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the 7.25% Notes represented by such global note for all purposes under the indenture and the 7.25% Notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the 7.25% Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the 7.25% Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

●

DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

●	we, at our option, notify the trustee that we have elected to cause the issuance of notes in definitive form under the indenture; or

●	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the 7.25% Notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the 7.25% Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the 7.25% Notes are governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.